Exhibit 10.3
ASSIGNMENT AGREEMENT

The undersigned,

1.
Cimcool Industrial Products B.V., a private limited liability company under the laws of the Netherlands, having its registered and business offices in the Netherlands (3134 KK) Vlaardingen at the Schiedamsedijk 20, in this matter legally represented by Ronald M. Krisanda, hereinafter referred to as "Employer";

2.
Milacron LLC, a private limited liability company under the laws of Delaware having its registered office and maintaining a place of business in the United States of America, 10200 Alliance Road, Suite 200, Cincinnati, Ohio 45242, in this matter legally represented by Thomas J. Goeke, hereinafter referred to as "Milacron";

and

3.	Mr. GERRIT HE, residing in the Netherlands, (3961 AA) Wijk bij Duurstede, at the Dijkstraat 10, hereinafter referred to as "Employee";
hereinafter jointly referred to as the "Parties".
WHEREAS:

A.	Employee is employed by Employer in the role of Managing Director under the applicable Articles of Association (the "Employment");

B.	Employer and Milacron are affiliates and they belong to the same group of companies;

C.
The Parties discussed Milacron's intention to appoint a Global President Cimcool and they considered Employee to carry out this role under continuation of his Employment with Employer and his role as Managing Director of Employer;

2

D.	Employer and Employee have agreed to a temporary assignment of Employee to Milacron to provide services in the role of Global President Cimcool (the "Assignment");

D.	The Parties wish to enter into this three-party assignment agreement, hereinafter referred to as the "Agreement", to confirm in writing the terms and conditions of the Assignment
HAVE AGREED AS FOLLOWS:

4.	General Description and Workplace
1.1. Employer realizes the Assignment by temporarily assigning Employee to Milacron, effective as of the date stated below.
1.2. Employee will habitually perform the Assignment from the Employer's offices in the Netherlands, but the Assignment will also require regular travel (e.g. to Milacron in the United States of America). Travel time will not qualify as work time.

5.	Position during the Assignment
2.1. Under the Assignment, Employee will carry out the position of Global President Cimcool for Milacron. In connection therewith, Employee undertakes to discharge all the duties assigned by law, Employer and Milacron (on behalf of Employer), in accordance with the rules, regulations and procedures laid down in law and Milacron/Employer policies, as well as the general rules, regulations and instructions that Employer and Milacron may adopt from time to time.
2.2. Employee reports his activities under the Assignment to the person so decided by Employer (further to indication by Milacron).
2.3. During and regardless of the Assignment, Employee will continue his role as Employer's Managing Director. Employee confirms that he is willing and able to accept additional workload resulting from the Assignment.

3

2.4. The Parties do not foresee an unreasonably high work pressure resulting from the Assignment. They anticipate that Employee performs his Managing Director activities for Employer and the Assignment during a full time work week of 40 hours, notwithstanding that reasonable overtime will be required from time to time considering the very senior level of the work activities concerned.
2.5. Employee covenants that he shall also perform duties other than those which are considered his usual duties, if such performance may be reasonably expected from him.
2.6. Employee remains an employee of Employer throughout the duration of the Assignment. During the Assignment the terms and conditions of employment between Employer and Employee continue, save and except as otherwise required by law, agreed to in this Agreement or agreed or otherwise to between Employer and Employee.
3.    Term and Termination
3.1. The Assignment is entered into for an initial temporary duration of 12 months. The Assignment will renew automatically thereafter for subsequent 12 month periods, save and except if the Assignment is terminated earlier. Upon termination of the Assignment and/or the Employment between Employer and Employee, this Agreement will automatically terminate.
3.2. The Assignment may be terminated by any of the Parties, upon providing 1 month's written notice to the other Parties.
3.3. In derogation of article 3.2 above, the Assignment may be terminated by Milacron and/or Employer with immediate effect in case of Employee's gross misconduct, violation of this Agreement or any other reason for immediate termination.

3.4. In any event, the Assignment will terminate with immediate effect on the date on which:

4

(a)	Milacron informs Employer that they no longer wish to rely on Employee's services in the role of Global President Cimcool;

(b)	the Employment between Employer and Employee ends.
4.    Consideration for Assignment
4.1. Employer will pay Employee an amount of EUR €2,500 (including 8% holiday allowance) gross per month, as consideration for the Assignment (and notwithstanding his regular wages under the Employment). After subtracting any required deductions or withholdings, the net amount will be paid into Employee's bank account as part of his monthly remuneration.
4.2. During the Assignment the Employee's bonus eligibility under his bonus program with Employer increases from a 40% to a 50% maximum of the combination of his base salary under the Employment Agreement and his consideration under this Assignment Agreement. The granting of a bonus (and the percentage thereof) will, at all times, remain at Employer's discretion. Employee can in no event lay claim to a bonus that has not yet been granted. The granting of a bonus in any given year or during several years will not create a precedent for any subsequent years. The tax and social security consequences of participation in a bonus program or the granting of a bonus will be at Employee's expense. If Employer grants a bonus, Employee will receive the gross bonus, less all deductions and withholdings required by law, on the condition that Employee is actively employed by Employer on the date of bonus payment and actively performing the Assignment.
4.3. Employee covenants that he will work overtime outside the normal working hours whenever a proper performance of his duties so requires. Remuneration for such overtime activities is factored into Employee's base salary and the additional consideration under article 4.1 above. No additional remuneration for overtime will be paid.
4.4. Payments made to Employee by Milacron under this Agreement, are payments made on behalf of Employer.

5.    Rechargeable rights
5

5.1. Employer will recharge to Cimcool Industrial Products LLC (or other intercompany entities as appropriate) the costs that they incur for the Assignment of Employee (including the consideration under article 4.1 above and the costs related to the increase of maximum bonus eligibility under article 4.2 above (the "Rechargeable Rights")).
5.2. The Rechargeable Rights incurred by Employer shall be accumulated and, to the extent that these Rechargeable Rights relate to the Assignment, be charged to Milacron in accordance with the arm's length principle. Employer will add a 5% mark-up to the Rechargeable Rights charged to Milacron.
5.3. When charging the Rechargeable Rights to Milacron, Employer shall compound the aggregate amount either during a financial year or during a shorter period, as Employer may deem appropriate.
5.4. After having determined the amount of the Rechargeable Rights, Employer, shall issue an appropriate invoice to Milacron with a reference to this Agreement and a description of the Rechargeable Rights that are recharged.
5.5. The maturity of the invoices shall be within (thirty) 30 days after the date of their issue. The payment of the invoices shall be made in Euros.
6.Full Time Commitment / Sidelines
6.1. The Assignment and Employment require Employee's full time commitment. Therefore Employee must refrain from undertaking any sideline activities or holding any sideline positions or additional posts, whether or not for consideration, unless Employer provided prior written permission in writing.
1.Confidentiality
7.1. During the term of this Agreement and thereafter, other than for the benefit of

6
Milacron within the scope of the Assignment, Employee will not disclose to any third party in any form, directly or indirectly, any information about or related to: (i) any confidential information or Know-How (as defined below) of which Employee became aware in the performance of the Assignment or during the term of this Agreement; (ii) any particulars concerning or related to the business conducted by Milacron, Employer and/or companies affiliated with Milacron and/or Employer; or (iii) any other particulars of which disclosure to third parties can potentially impair the interests of Milacron, Employer and/or any company affiliated with Milacron and/or Employer, regardless of whether such information includes any reference to its confidential nature or ownership and regardless of how Employee learned of the information/particulars. This restriction shall apply without limit regarding time, but shall cease to apply to information or knowledge which is currently or shall come (otherwise than by a breach of this article) into the public domain.
7.2. "Know-How" is defined as any and all trade secrets, secret formulas, inventions, designs, standards, results, technical and other data and information, processes, methods, draft materials and business methods and any and all related information, knowledge, details, commercial practices and improvements.
7.3. Other than for the benefit of Milacron within the scope of the Assignment, Employee will not copy, compile, publish, merge, assemble or process information, products or systems of Milacron, Employer or any company affiliated with Milacron and/or Employer or disassemble, reproduce or decompile the source code of the computer software that is included in those products or systems or otherwise available on the premises of Milacron, Employer or any company affiliated with Milacron and/or Employer or attempt to deduce the source code of such software in any other manner.
7.4. Employee understands that, if he breaches this article or any other provision of this Agreement (including provisions that survive this Agreement), Milacron and/or Employer may sustain irreparable injury and may not have an adequate remedy at law. As a result Employee agrees that, in the event of any breach of this article or any other provision of this Agreement, Milacron and/or Employer may, in addition to any other remedies available to them, bring an action or actions for injunction,

7
specific performance or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

8.    intellectual Property Rights
8.1. All intellectual property, however arising, whether registered or unregistered, including, but not limited to (a) inventions, discoveries, patents (including reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), (b) trademarks, trade names, corporate names, trade dress, designs and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by any of the foregoing, (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, (d) databases, software and firmware (including data files, source code and object code), chips and integrated circuits, internet domain names, websites and related content, and (e) Know-How (as defined in clause 2 of the Confidentiality Article above), together with all registrations, applications and renewals for any of the foregoing, whether solely or jointly conceived, created, developed, reduced to practice, or otherwise made by Employee (or caused by Employee to be conceived, created, developed, reduced to practice or otherwise made) (all of the foregoing, "Intellectual Property"), including all worldwide right, title and interest in and to all of the foregoing (including all copyright, moral and neighbouring rights and rights of privacy and publicity), and any other similar proprietary rights ("Intellectual Property Rights"), ensuing in the Netherlands or abroad, during the term of this Assignment or thereafter, from or in the course of the work performed by Employee during the Assignment, do and will exclusively vest in Milacron. To the extent that such Intellectual Property and Intellectual Property Rights cannot vest in Milacron, then they do and will exclusively vest in Employer.
8.2. Insofar as any Intellectual Property and Intellectual Property Rights are not vested in Milacron or Employer by operation of law, Employee will hold in trust for the sole right and benefit of Milacron, and hereby assigns and transfers such Intellectual Property and Intellectual Property Rights to Milacron, which transfer is hereby accepted by Milacron. If transfer to Milacron is not possible, Employee will hold in trust for the sole right and benefit of Employer, and hereby assigns and

8
transfers such Intellectual Property and Intellectual Property Rights to Employer, which transfer is hereby accepted by Employer. If and insofar as it is potentially impossible to transfer up front any future Intellectual Property Rights, Employee covenants that Employee will transfer those rights to Milacron or Employer respectively should Milacron and/or Employer respectively so demand and that Employee will sign any and all documents and perform such further acts at Milacron's or Employer's expense as may be reasonably necessary to effect that assignment and transfer in a timely manner.
8.3. Insofar as any Intellectual Property or Intellectual Property Rights are incapable of being assigned and transferred from Employee to Milacron or Employer, Employee hereby grants Milacron and Employer the exclusive, royalty-free, worldwide, perpetual right and license, with the right to grant sublicenses, in and to such Intellectual Property and Intellectual Property Rights in the broadest sense, which right and license is hereby accepted by Milacron and Employer.
8.4. Insofar as personality rights or moral rights vest in Employee, for example within the meaning of Section 25 of the Dutch Copyright Act (in Dutch: "Auteurswet"), Employee hereby waives all such worldwide rights in favor of Milacron and Employer to the extent permitted by law, including but not limited to the rights referred to in Section 25(1Xa), (b) and (c) of the Dutch Copyright Act (such as the right to have one's name stated and the right to object to changes in the work), and including the right to the integrity of the work, the right to be associated with the work as its author/co-author by name or under a pseudonym and the right to remain anonymous.
8.5. Employee will promptly disclose to Milacron and Employer all Intellectual Property and Intellectual Property Rights that ensue from work done during the Assignment and/or that are in any way relevant to the creation, protection and/or enforcement of the Intellectual Property and Intellectual Property Rights.
8.6. During the term of this Assignment and thereafter, Employee will perform all acts that are necessary to register the Intellectual Property Rights in Milacron's and/or Employer's name with any competent authority in the world.

9
8.7. Employee hereby grants Milacron and Employer an irrevocable power of attorney to represent Employee with respect to the transfer and registration of the Intellectual Property Rights.
8.8. Employee acknowledges that the consideration and/or pecuniary allowance that Employee receives under the Assignment is adequate consideration, and includes equitable compensation, for the assignment and transfer of Intellectual Property and Intellectual Property Rights under this Agreement, including the equitable compensation referred to in Section 12(6) of the Dutch Patents Act of 1995 (in Dutch: "Rijksoctrooiwet 1995").
8.9. During the term of this Agreement and thereafter, Employee shall not use the Intellectual Property and Intellectual Property Rights or the ensuing results, including but not limited to the documents in which they are recorded, for his own benefit or for any purpose other than the performance of the Assignment.
8.10. This Article governing the Intellectual Property Rights will survive the termination of this Agreement.
9.Violation
9.1. Without prejudice to any further statutory or other rights that Milacron and/or Employer may have by law, a breach of any of the Clauses contained in Articles 6 through 8 will qualify as good reason for Employer and/or Milacron to terminate the Assignment with immediate effect. Furthermore, such violation may result in Employer taking disciplinary action against Employee, which, depending on the circumstances, may include (immediate) termination of the Employment between Employer and Employee.

1.    Data Protection
10.1. Milacron and Employer process personal data relating to the Employee within the framework of performing the Assignment and/or provisions ensuing from or in relation to the Agreement and/or the Employment between Employer and the Employee.

10
10.2. Milacron and Employer process the Employee's personal data for the purpose of personnel records, including management of the Employee's activities, for the purpose of payroll records, including making payments to the Employee and implementing applicable employment conditions, all of the foregoing in the broadest sense, and to comply with statutory obligations, including calculating, recording and paying taxes and contributions for the Employee.
10.3. For the purposes listed above and provided that Milacron and/or Employer have a legitimate interest in doing so — for instance with a view to a proposed merger or acquisition — Milacron and Employer may also transfer the Employee's personal data to third parties (including accountants, lawyers and advisers) and other companies affiliated with Milacron and/or Employer, which may be located in other countries, both inside and outside the European Union.
10.4. Milacron and Employer process the personal data in a proper and careful manner. Furthermore, appropriate technical and organisational measures are taken to sufficiently safeguard personal data and to preserve the confidential nature of the Employee's personal data, regardless of whether such data are processed in the European Union or elsewhere.
10.5. The Employee is entitled to contact Milacron and Employer with a reasonable request to review, correct, supplement, delete or block the Employee's personal data. Furthermore, the Employee must promptly notify Milacron and Employer of any changes in the personal data.
11.    Company Documents. Company Equipment
11.1. Employee is obliged to exercise due care in handling any company documents, in any form whatsoever, and any company equipment made available to him during the Assignment.
11.2. Per the end of this Agreement, Employee will be obliged to return all company documents (including all copies) and company equipment related to his activities under the Assignment, to Milacron in good condition. Furthermore, Employee will be obliged to return such company property at an earlier time, should Milacron

11
and/or Employer so demand, for example in the event of occupational disability or non-active service for other reasons.
12.Changes
12.1. Milacron and Employer are authorized to amend the terms and conditions contained in this Agreement and/or deriving from and/or related to any other arrangement between the Parties, without explicit consent of Employee, if and insofar as they (either jointly or separately) have a weighty interest in doing so that is of such a nature that Employee's interests, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the interest of Milacron and/or Employer.
1.General Provisions
13.1. The Parties do not envision in any way entering into or creating an employment agreement between Employee and Milacron either de jure or de facto. Milacron's involvement with Employee in relation to the Assignment shall be executed on behalf of Employer who, at all times during this Agreement, shall remain Employee's sole employer.
13.2. This Agreement contains the entire agreement and all arrangements made between the Parties and supersedes all prior agreements, arrangements, undertakings and statements made by (any of) the Parties regarding the Assignment.
13.3. Any amendment or addition to this Agreement must be confirmed by the Parties in writing, notwithstanding article 12 above. No waiver by Milacron and/or Employer of any provision hereof or of any breach of this Agreement shall be effective or binding unless such waiver is in writing, and any such waiver shall not limit or affect the rights of Milacron and/or Employer with respect to any future breach.
13.4. If any part of this Agreement is found to be illegal or otherwise unenforceable by any court of competent jurisdiction, that part will be severed from this Agreement and the remainder will remain in full force and effect.

12

13.5. This Agreement and the resulting Assignment are governed by the laws of the Netherlands.
13.6. The Parties irrevocably agree that the courts of the Netherlands shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement and/or the resulting Assignment.

As agreed on September 22, 2016.

.V.    Mil.    LLC

Appendix I
[Defined Contribution Plan]

ADDENDUM TO THE EMPLOYMENT AGREEMENT

THE UNDERSIGNED:
I. Cimcool Industrial Products B.V., a private limited liability company having its registered office and maintaining a place of business at Schiedamsedijk 20 in Vlaardingen, Netherlands (the 'Employer'), lawfully represented by its Supervisory Board Member, Mr. Ronald M. Krisanda;
AND
2. Gerrit Jue, residing in the Netherlands at 3961 AA Wijk bij Duurstede, at the Dijkstraat 10, (the 'Employee');
The Employer and Employee together are referred to as "the Parties".
WHEREAS:

a.)
The Employee entered into an employment contract with the Employer on I September 2000. The Employee currently holds the position of Managing Director, or Director, for Milacron B.V. Milacron Nederland B.V., Cimcool Industrial Products 13.V., Cimcool Europe B.V. and its branches, and Cimcool Polska;

b.)	Simultaneously with this Addendum, the Employee is entering into an amendment to his Employment Contract in which he will take the global role of President, Cimcool Industrial Products;

c.)
Parties agreed upon a target pension scheme (in Dutch: streefregeling) by means of an Addendum to the employment contract dated June 24, 2004 and Pensioenbrief beschikbare premie dated June 6, 2004 (the 'Target Scheme'), which Target Scheme is executed by Avero Achmea;

d.)	Given new Dutch fiscal regulations (in Dutch: Wet Witteveen) this Scheme is no longer fiscally compliant per December 31, 2014.

AGREE AS FOLLOWS:

6.	Parties agree on the termination of the Employee's Target Scheme per September 30, 2016. Consequently the Target Scheme will be closed for any future pension accrual as per October 1, 2016.

7.
Parties agree upon a new pension plan, i.e. a defined contribution plan (in Dutch: beschikbare premieregeling) per October 1, 2016 during continued employment with Employer as advised and introduced by Adviesgroep Combined. The costs of this new pension plan will be borne by the Employer. All rights and obligations with respect to the new pension plan are laid down in the defined contribution plan, as amended from time to time, a copy of which is attached as Appendix 1.

8.
The Employer may amend the new pension plan— and, consequently, the pension agreement — without the Employee's consent if and insofar as it has a weighty interest in doing so that is of such a nature that the Employee's interests, insofar as they are harmed by the amendment, in all reasonableness and fairness must yield to the Employer's interest.

4.
The Employer shall fulfill its pension obligations under the Target Scheme on the grounds of the Dutch Pension Act ("Pensioenwet"). This includes payment of assumed 'back services' in relation to the closed Target Scheme related to the period 13 August 2003 till September 30, 2016 in the amount of EUR 308,009.31 gross (Appendix 2). Parties envisage to have payment of the assumed 'backservice' of EUR 308,009.31 gross into the closed Target Scheme or any other pension plan. If such payment into the Target Scheme or any other pension plan will not be tax facilitated under the current Dutch tax regulations, this (remaining) gross amount will be paid in cash to the Employee after withholding all necessary taxes and social security premiums. For administrative reasons, the parties envisage to have this matter settled by October 31, 2016 at the latest.

1.
Parties agree upon a final discharge clause stipulating that the Employer (and its affiliates) and the Employee will have no further obligations to each other on the basis of the (closed) Target Scheme and the Parties will grant each other full and final discharge in this respect.

6.
This Addendum constitutes the entire agreement and understanding between the Parties with respect to its subject matter and replaces and supersedes all prior agreements, arrangements, undertakings or statements regarding such subject matter.

Ronald M. Krisanda Supervisory Board Member
Employee

2.	This Addendum shall be governed by and construed in accordance with the laws of the Netherlands.
Thus agreed upon and executed in duplicate. Cimcool Industrial Products B.V.